Exhibit 10.89

FIRST AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “First Amendment”), dated as of October 28, 2013, is made by and between Highlands Lofts, LLC, a Missouri limited liability company (“Seller”), and KBS-Legacy Apartment Community REIT Venture, LLC, a Delaware limited liability company (“Purchaser”), with reference to the following:

WHEREAS, Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated as of October 16, 2013 (the “Purchase Agreement”);

WHEREAS, Seller and Purchaser have agreed to enter into this First Amendment to set forth their agreement regarding the matters set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree to the following:

1.         Terms. All initially capitalized terms which are used in this First Amendment, but not otherwise defined herein, shall have the same meanings as ascribed thereto in the Purchase Agreement.

2.         Inspection Expiration Date. Section 3.5 of the Purchase Agreement is hereby modified to provide that November 15, 2013 is the Inspection Expiration Date.

3.         Application. The reference to “Within twelve (12) days after the Effective Date” in Section 3.7.1 of the Purchase Agreement is hereby deleted and replaced with “Promptly following the Inspection Expiration Date”.

4.         Escrow Holdback. At Closing, a portion of Seller’s sale proceeds in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) will be deposited into an escrow account (the “Holdback Escrow”) with Escrow Agent and, if during the first 18 months following Closing, the total amount of rents collected by Purchaser from tenants under Leases (the “Banked Rents”) for any month is less than $280,000, funds will be disbursed to Purchaser from the Holdback Escrow in an amount equal to the difference between the amount of that month’s Banked Rents and $280,000. Any portion of the Holdback Escrow not disbursed to Purchaser in accordance with the foregoing shall be returned to Seller. At Closing, Purchaser and Seller shall each execute and deliver a Holdback Escrow Agreement in the form attached to this First Amendment as Exhibit A (the “Holdback Escrow Agreement”) to the other to effectuate the terms of this Section 4. The terms of this Section 4 shall survive Closing.

5.         Qualified Tenants. The following shall be added to the end of Section 4.1.3 of the Purchase Agreement:

1

“Within five (5) business days following the complete execution of each new lease prior to Closing, Seller shall deliver to Purchaser (via e-mail at: knicholson@legacypartners.com, pnicholson@legacypartners.com, and wright@swllp.com) a complete copy of such new lease and such new tenant’s rental application and other materials evidencing such new tenant’s status as a Qualified Tenant.”

6.         Purchase Agreement Ratified. In all other respects, except as otherwise provided by this First Amendment, the undersigned hereby ratify and confirm the Purchase Agreement which remains in full force and effect.

7.         Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of said counterparts shall constitute but one and the same instrument. Signatures delivered via facsimile or other electronic means shall be accepted as if original.

IN WITNESS WHEREOF, the undersigned hereby execute this First Amendment to be effective as of October 28, 2013.

SELLER:

HIGHLANDS LOFTS, LLC
a Missouri limited liability company

By:	/s/ Steven A. Brown
Steven A. Brown, Authorized Manager

PURCHASER:

KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC, a Delaware limited liability company

By:	Legacy Partners Residential Realty LLC, a Delaware limited liability company, its Managing Member

By:/s/ Kerry L. Nicholson
Name: Kerry L. Nicholson
Title: S.V.P.

2

The undersigned Escrow Agent joins in the execution of this First Amendment in order to acknowledge the terms hereof and its agreement to act as Escrow Agent pursuant to the Escrow Holdback Agreement.

FIDELITY NATIONAL TITLE COMPANY

By: /s/ Kim Azure
Name: Kim Azure
Title: Sr. Commercial Escrow Officer

3

EXHIBIT “A”

HOLDBACK ESCROW AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”) is made as of             , 2013 (the “Effective Date”) by and among Highlands Lofts, LLC, a Missouri limited liability company (“Seller”),                                                               (“Purchaser”), and FIDELITY NATIONAL TITLE COMPANY (“Escrow Holder”), with reference to the following:

RECITALS:

A.         Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated as of October 15, 2013 (as amended and assigned, the “Purchase Agreement”) regarding the Lofts at the Highlands Apartments in St. Louis, Missouri. All initially capitalized terms which are used in this Agreement, but are undefined herein, shall have the same meanings as ascribed to such terms in the Purchase Agreement.

B         Seller and Purchaser desire to escrow certain funds with Escrow Holder and to disburse such funds on and subject to the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained in this Agreement and the Purchase Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Holder agree as follows:

1.         Escrow Holder/Deposit of Escrow Funds. Purchaser and Seller hereby appoint and designate Escrow Holder to hold the Holdback (as defined below) on and subject to the terms and conditions set forth in this Agreement. Escrow Holder hereby accepts such appointment and agrees to hold the Holdback in accordance with the terms of this Agreement. Concurrent with execution of this Agreement Seller has delivered to Escrow Holder the sum of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Holdback”).

2.         Draws on Holdback By Purchaser. If during any calendar month for the 18 months following the Effective Date (the “Holdback Term”), the total amount of rents collected by Purchaser from tenants under Leases (the “Banked Rents”) for such month is less than Two Hundred Eighty Thousand Dollars ($280,000), funds will be disbursed to Purchaser from the Holdback in an amount equal to the difference between the amount of that month’s Banked Rents and $280,000 (the “Rent Deficiency”). Within fifteen (15) days following the end of each calendar month of the Holdback Term, Purchaser shall submit a request for disbursement of the Rent Deficiency to Escrow Holder, with a copy to Seller (the “Disbursement Request”), detailing the amount of Banked Rents and the Rent Deficiency. In the event Seller does not deliver a written notice to Escrow Holder and Purchaser objecting to the Disbursement Request within five (5) business days following Purchaser’s delivery of the Disbursement Request (a “Disbursement Objection Notice”), Escrow Holder shall deliver to Purchaser funds from the Holdback in an amount equal to the Rent Deficiency set forth on the

Disbursement Request. In the event Seller timely delivery a Disbursement Objection Notice, Escrow Holder shall not disburse funds as requested related to the applicable Disbursement Request until Purchaser and Seller deliver a joint instruction to Escrow Holder relative thereto or Escrow Holder receives instructions from a court of competent jurisdiction.

3.         Final Disbursement. Any portion of the Holdback remaining in escrow after funding of the Disbursement Request for the last month of the Holdback Term and resolution of any Disbursement Request which was the subject of a Disbursement Objection Notice, shall be released by Escrow Holder to Seller within five (5) days after Escrow Holder’s receipt of written instructions from Purchaser and Seller to deliver such funds.

4.         Term of Escrow. This Agreement and the escrow provided for by this Agreement shall remain in full force and effect until the date on which the Holdback has been fully disbursed in accordance with this Agreement.

5.         No Third Party Beneficiaries. This Agreement is made for the benefit of Purchaser and Seller. Nothing in this Agreement shall be deemed to create, either expressly or by implication, any lien, claim or right on behalf of laborers, mechanics, suppliers, materialmen, lien holders or any other third party, whatsoever which could be construed as creating any third party rights of any kind or nature, in or to the Holdback. Seller shall have no right to assign its rights and/or obligations under this Agreement or to pledge or otherwise encumber its interests in any monies or other collateral deposited under this Agreement without the prior written consent of Purchaser, and any such attempt at assignment, pledge or encumbrance shall be null and void.

6.         Investment of Holdback. Escrow Holder shall invest the Holdback for the benefit of and at the direction of Seller in an FDIC insured interest-bearing account reasonably acceptable to Seller and Purchaser but payable to Escrow Holder on demand. Escrow Holder shall pay interest on the Holdback to Seller upon the final disbursement of the Holdback. The Holdback shall be invested on the date hereof, or as soon thereafter as possible, in accordance with the foregoing. Escrow Agent shall notify the parties hereto as to the financial institution and account number in which the Holdback is to be held.

7.         Liability, Duties and Obligations of Escrow Holder.

(a)         Escrow Holder undertakes to perform only such obligations as are expressly set forth in this Agreement. Escrow Holder shall not be liable for any action taken by it in good faith and reasonably assumed by it to be authorized or within the rights and powers conferred upon it pursuant to this Agreement, except to the extent of Escrow Holder’s negligence or intentional misconduct.

(b)         All of the Holdback will be released by Escrow Holder as set forth in this Agreement, and Escrow Holder may rely on each Disbursement Request to release Funds with no duty or obligation to determine whether the amount of Rent Deficiency set forth therein is correct.

(c)         Escrow Holder, at its election, may resign as Escrow Holder. If Escrow Holder elects to resign, then it shall first notify all parties to this Agreement in writing, and thereafter, shall disburse any and all documents and/or funds to such alternative escrow holder as

Purchaser may designate by written notice given to Escrow Holder and Seller within ten (10) days after its receipt of such notification.

8.         Expenses. Seller and Purchaser shall split equally all costs and expenses of Escrow Holder of any kind whatsoever pertaining to this Agreement, or in connection with the services to be rendered by Escrow Holder hereunder, including but not limited to all charges of Escrow Holder for performing its duties hereunder (including wire transfer fees incurred by Escrow Holder in connection with disbursements made pursuant to this Agreement).

9.         Notices and Disbursement Requests. Any notice or Disbursement Request permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by a national overnight express service such as Federal Express, or on the date given if given by facsimile or electronic mail (provided such facsimile or electronic mail transmission is followed up by an overnight courier delivery on the next business day), in either case addressed to the parties at their respective addresses referenced below or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Effective notice will be deemed given only as provided above. Any notice may be given by a party’s counsel on behalf of such party.

PURCHASER:	c/o Legacy Partners Residential, Inc. Attention: Kerry Nicholson 7525 SE 24th Street, Suite 180 Mercer Island, WA 98040 Phone: (206) 275-4060 Fax: (206) 275-4059 E-Mail: knicholson@legacypartners.com

With a copy to:	Schultz & Wright, LLP 545 Middlefield Road, Suite 160 Menlo Park, CA 94025 Attention: Anne Keeler Wright, Esq. Phone: (650) 462-0900 Fax: (650) 462-0998 E-Mail: wright@swllp.com

SELLER:	Highlands Lofts, LLC
c/o Balke Brown Transwestern 1001 Highlands Plaza Drive West Suite 150 St. Louis, Missouri 63110 Attention: Steven A. Brown Phone: (314) 621-1414 Fax: (314) 802-0802 E-Mail: sbrown@balkebrown.com

With a copy to:	Paster, West & Kraner, p.c. 138 N. Meramec Avenue Clayton, Missouri 63105 Attention: Robert T. West, Esq. Phone: (314) 721-7083 Fax: (314) 721-2951 E-mail: rtw@pwklaw.com

ESCROW HOLDER:	Fidelity National Title Company 600 University Street, Suite 1518 Seattle, WA 98101 Attention: Kim Azure Telephone: (206) 628-2833 Facsimile: (877) 295-8019 Email: kim.azure@fnf.com

10.         No Modifications. This Agreement may not be modified or amended without the prior written consent of Seller, Purchaser and Escrow Holder.

11.         General. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, legal representatives and assigns. No waiver of any provision or breach of this Agreement will be effective unless in a signed writing, and no waiver will be deemed a waiver of any other or later or similar or dissimilar provision or breach. If any provision of this Agreement is adjudicated to be invalid or unenforceable in whole or in part, that provision will be deemed omitted to that extent only, and the remainder of this Agreement shall remain in full force and effect. This Agreement may be executed in identical counterparts. All executed counterparts together shall constitute one and the same document and any counterpart signature pages may be detached and assembled to form a single original document.

12.         Attorneys’ Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys’ fees in the preparation of its case at trial, on any appeal, and on any petition for review, in addition to all other sums provided by law.

13.         Intentionally Deleted.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement to be effective as of the Effective Date.

SELLER:

HIGHLANDS LOFTS, LLC
a Missouri limited liability company

By:
Steven A. Brown, Authorized Manager

PURCHASER:

By:
Name:
Title:

ESCROW HOLDER:

FIDELITY NATIONAL TITLE COMPANY

By:
Name:
Title: